Exhibit 99

VIACOM ANNOUNCES $3 BILLION STOCK PURCHASE PROGRAM FOR
POST-SEPARATION “NEW” VIACOM

NEW YORK, December 12, 2005 –Viacom Inc. (NYSE: VIA and VIA.B) today announced that its Board of Directors has approved a stock purchase program under which the new post-separation Viacom Inc. is authorized to acquire from time to time up to $3 billion of its class A and class B common stock. The program will commence following the separation of Viacom into two publicly traded companies, which is expected to be completed December 31, 2005.

New Viacom, which will own MTV Networks, BET, Paramount Pictures, Paramount Home Entertainment and Famous Music, will finance the purchase program using working capital, future cash flows and committed borrowing capacity consistent with new Viacom's credit ratings after the separtion. NAIRI, Inc., a closely held corporation controlled by Sumner Redstone, is expected to enter into an agreement with new Viacom to participate in the program on a pro-rata basis on substantially the same terms on which it currently participates in Viacom’s stock purchase program. The agreement, which has been approved by the disinterested members of Viacom’s Board, is designed to prevent the buyback from increasing NAIRI’s economic interest in new Viacom.

Viacom is a leading global media company, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the Company is a leader in the creation, promotion, and distribution of entertainment, news, sports, music, and comedy. Viacom’s well-known brands include CBS, MTV, Nickelodeon, Nick at Nite, VH1, BET, Paramount Pictures, Infinity Broadcasting, Viacom Outdoor, UPN, TV Land, Comedy Central, CMT: Country Music Television, King World, Spike TV, Showtime, Paramount Parks, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

Earlier this year, the Company announced it would be separating its businesses into two publicly traded companies, and expects the transaction to be completed by the end of 2005. The new Viacom will own MTV Networks (MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land and many other networks around the world), BET, Paramount Pictures, Paramount Home Entertainment and Famous Music. CBS Corporation will own the CBS Television Network, UPN, Infinity Broadcasting, Viacom Outdoor, Viacom Television Stations Group, Paramount Television, King World, Simon & Schuster, Showtime and Paramount Parks.

Information About the Transaction
This release contains information relating to the proposed separation of Viacom into two publicly traded companies. In connection with the proposed transaction, Viacom has filed a Registration Statement on Form S-4, as amended, with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read the Registration Statement and related materials that are filed with the SEC because they contain important information about the proposed transaction. Investors and security holders may obtain copies of these documents, and other documents containing information about Viacom, without charge, at the SEC’s website at www.sec.gov and through Viacom’s Investor Relations at Investor.Relations@viacom.com.

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Contacts:	Investors

Carole Robinson 212-258-8760 carole.robinson@mtvstaff.com	James Bombassei 212-258-6377 james.bombassei@viacom.com
Jeanine Liburd 212-258-7437 jeanine.liburd@mtvstaff.com